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                                                                      EXHIBIT 12


                            THE B.F.GOODRICH COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        (In millions, except for ratios)



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                                                                                      YEAR ENDED DECEMBER 31,
                                                                            ------------------------------------------
                                                                             1994     1995     1996     1997     1998
                                                                            ------   ------   ------   ------   ------
COMPUTATION OF EARNINGS:

  Income from continuing operations before income taxes,
    QUIP distributions and cum, eff. of change in accounting method         $102.9   $157.2   $194.4   $217.8   $384.9

  Add (Deduct):

    Interest expense, net of capitalized interest                            106.9    111.5    101.2     77.0     87.6

    Amortization of interest previously capitalized                            1.3      1.4      1.3      1.5      2.1

    Portion of rent expense representative of an interest factor              10.1     10.5     10.4     10.0     10.5
                                                                            ------   ------   ------   ------   ------

  EARNINGS                                                                  $221.2   $280.6   $307.3   $306.3   $485.1
                                                                            ======   ======   ======   ======   ======

COMPUTATION OF FIXED CHARGES:

    Interest expense, net of capitalized interest                           $106.9   $111.5   $101.2   $ 77.0   $ 87.6

    Distributions on quarterly income preferred securities                      --   $  5.1   $ 10.5   $ 10.5   $ 10.5

    Portion of rent expense representative of an interest factor              10.1     10.5     10.4     10.0     10.5

    Capitalized interest                                                       1.0      2.7      6.7      5.3      3.5
                                                                            ------   ------   ------   ------   ------

  FIXED CHARGES                                                             $118.0   $129.8   $128.8   $102.8   $112.1
                                                                            ------   ------   ------   ------   ------


RATIO OF EARNINGS TO FIXED CHARGES                                            1.87     2.16     2.39     2.98     4.33
                                                                            ------   ------   ------   ------   ------
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